EXHIBIT 99.1

GOLDEN ENTERTAINMENT COMPLETES ACQUISITION OF TWO LAUGHLIN, nEVADA CASINO RESORTS

Company Has Repurchased Approximately 1.2 million Common Shares Pursuant to Repurchase Authorization

LAS VEGAS -- January 14, 2019 -- Golden Entertainment Inc. (NASDAQ:GDEN) ("Golden" or the "Company") announced today that it completed its previously announced acquisition of Colorado Belle Gaming, LLC and Edgewater Gaming, LLC ("Colorado Belle and Edgewater") from Marnell Gaming, LLC in a cash and stock transaction.

The acquisition of the Colorado Belle and Edgewater adds two casino resorts adjacent to Golden’s Aquarius Casino Resort in Laughlin.  Golden Entertainment now owns ten casino resorts - nine in Southern Nevada and one in Maryland. In addition, Golden also operates video gaming devices at nearly 1,000 locations throughout Nevada and Montana, including its wholly-owned Nevada taverns.

Blake L. Sartini, Chairman and Chief Executive Officer of Golden Entertainment, commented, "The acquisition of these properties complements our market-leading Aquarius Casino Resort in Laughlin and grows our portfolio of wholly-owned Southern Nevada casino resorts.  Golden is excited to integrate the Colorado Belle and the Edgewater, and we welcome their guests and team members to the Golden family."

The purchase consideration consisted of $155 million cash and approximately 911,000 shares of Golden Entertainment common stock. Golden paid the cash portion of the purchase price using $10 million of cash on hand and $145 million from its existing revolving credit facility.

Prior to the closing, Golden purchased approximately 1.2 million Golden shares in the open market at an average price of $16.06 under Golden’s stock repurchase authorization.

About Golden Entertainment, Inc.

Golden Entertainment owns ten casino resorts - nine in Southern Nevada and one in Maryland. Through its distributed gaming business in Nevada and Montana, Golden Entertainment operates video gaming devices at nearly 1,000 locations and owns over 60 traditional taverns in Nevada. The Company operates approximately 17,400 gaming devices, 154 table games, 7,316 hotel rooms, and provides jobs for more than 8,400 team members. The Company is licensed in Illinois to operate video gaming terminals. For more information, visit www.goldenent.com.

Contacts

Golden Entertainment, Inc.	Investor Relations
Charles H. Protell	Joseph Jaffoni, Richard Land, James Leahy
Chief Financial Officer	JCIR
702/893-7777	212/835-8500 or gden@jcir.com